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                                         ------------------, 1995

Insituform Technologies, Inc.
1770 Kirby Parkway
Suite 300
Memphis, Tennessee  38138

Insituform Mid-America, Inc.
17988 Edison Avenue
Chesterfield, Missouri 63005


Gentlemen:

     In furtherance of the Agreement and Plan of Merger dated May 23, 1995 (the "Agreement") among Insituform Technologies, Inc., a Delaware corporation (the "Company"), ITI Acquisition Corp., a Delaware corporation ("ITI Sub"), and Insituform Mid-America, Inc., a Delaware corporation ("IMA"), the undersigned hereby agrees that he or it will not sell, transfer, pledge, hypothecate or otherwise convey or dispose of or enter into any contract or arrangement for the sale, transfer, pledge, hypothecation, conveyance or other disposition of any shares of Class A Common Stock, $.01 par value ("IMA Class A Common Stock"), of IMA, any shares of Class B Common Stock $.01 par value ("IMA Class B Common Stock"), of IMA, or any shares of Class A Common Stock, $.01 par value (the "ITI Common Stock"), of the Company, owned by the undersigned from the date hereof until the earlier of (i) the termination of the Agreement or
(ii) the date of the first publication of the operating results of the Company covering at least a 30-day period after the merger of IMA and ITI Sub has been consummated, without the prior written consent of the Company, except that the undersigned may convert any shares of IMA Class B Common Stock into shares of IMA Class A Common Stock prior to the consummation of the transactions contemplated by the Agreement.

     In order to enable you to enforce the aforesaid covenant, the undersigned hereby consents to placing stop-transfer orders with the transfer agents, respectively, of the IMA Class A Common Stock, with respect to any of the IMA Class A Common Stock registered in the name of the undersigned or beneficially owned by the undersigned, and with the transfer agent of the IMA Class B Common Stock, with respect to any of the IMA Class B Common Stock registered in the name of the undersigned or beneficially owned by the undersigned, and with the transfer agent of the ITI Common


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Stock, with respect to any of the ITI Common Stock registered in the name of the undersigned or beneficially owned by the undersigned.


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